UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Lucent Technologies Inc.

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(1)	Title of each class of securities to which transaction applies:

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The following material was used by company employees and other advisors following the public announcement of the entry into a merger agreement by Lucent Technologies Inc. and Alcatel:
PROJECT BLOOM
Six Key Sound Bytes Key Takeaways
1.	This merger is an excellent fit of vision, geography, solutions and people.

2.	The earnings and revenue growth potential of this combination is something neither company could achieve on its own.

3.	Everything has come together to make this the right combination of the right companies at the right time.

4.	The merger is about increasing our scope and scale to capture the growth opportunity we see in next-generation networks and services.

5.	These two companies have a shared vision of where networks are going, a shared understanding of customer needs and a shared culture of technical excellence and innovation.

6.	We will be No. 1 or No. 2 in virtually all key areas of next-generation networks.
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Key takeaways:
1.	Compelling Strategic Rationale: Creating First True Global Communications Solutions Provider

•	Deep customer relationships with every major service provider

•	Industry leading R&D platform

•	Unparallel ability to offer integrated end-to-end solutions

•	#1 in converged networks

2.	Common Vision and Innovation Culture Enables Successful Execution

3.	Achieving Significant Synergies and Enhancing Financial Position

•	Approximately [€1.4 / $1.7] billion in annual pre-tax cost synergies within 3 years after merger

•	NPV of cost synergies approximately [€10 / $12] billion

•	Accretive to EPS in first year post closing with synergies, excluding restructuring charges and amortization of intangible assets.

1) Major Message Point — Logic and Benefits for Merger
Today, we announced the combination of Alcatel and Lucent to create the world’s leading communications solutions provider.
This combination is about a strategic fit between two experienced and well-respected global communications leaders who together will become the global leader in convergence.
•	It will preserve the key strengths and common culture of technical excellence and innovation in each company, while enabling the combined company to be uniquely positioned for success, growth and value creation from next-generation networking, solutions and services.

•	The combined people, capabilities and customer relationships will enhance our competitive standing in the high-growth areas of next-gen networks, including 3G wireless, IMS, broadband access, optical, applications and services.

•	The combination will make us the premier leader in a communications networks, applications and services industry that is growing more than 6% a year in aggregate — and faster in key technologies.
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What these companies can accomplish together far exceeds what we could do alone.
A combined Alcatel and Lucent will:
•	Be global in scale

•	Have clear leadership in next-gen networks as the global leader in convergence

•	Boast one of the largest R&D capabilities focused on communications

•	Employ the largest and most experienced global services team in the industry

•	Create long-term shareholder value with ownership in the most dynamic, global player in communications networking
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With this combination, we will have:
No. 1 leadership in communications solutions with the broadest wireless and wireline portfolio. Together we will be:
•	#1 in wireline

•	#2 in wireless

•	#2 in services
•	The most extensive globally deployed services and support organization with more than 24,000 people.

•	Leading positions in IPTV,IMS next-gen networks and spread-spectrum wireless technology

•	One of the largest R&D capabilities in the industry with innovations that span from the service provider to the enterprise and a total R&D spend of Euro 2.4 billion (US$2.9 billion).

•	2005 revenues in excess of Euro 21 billion (US$25 billion)

•	Deep relationships with the world’s largest service providers

•	Annual pre-tax cost synergies of about Euro 1.4 billion (US$1.7 billion) to be achieved within three years, a substantial majority of which will be achieved in the first two years
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This combination gives us a distinct time-to-market advantage and the most comprehensive portfolio in the industry to address the growth segments for network transformation.
This merger matches the way our industry is evolving in terms of:
•	Greater geographic balance and diversification

•	A portfolio with the breadth and innovations to deliver convergence

•	Strong services component to design and manage next-gen networks

•	And a large R&D investment to foster innovations
An experienced international management team will be combining the best of both companies. Two highly regarded business leaders who share a common vision will lead this combined company.
•	Serge Tchuruk will be the non-executive Chairman, and Patricia Russo will be the CEO

•	Mike Quigley, COO;

•	Frank D’Amelio, Senior EVP, who will oversee the integration and the operations;

•	Jean-Pascal Beaufret, CFO;

•	Etienne Fouques, EVP, who will supervise the emerging countries strategy;

•	Claire Pedini, Senior VP, Human Resources
Additional organization and management team announcements will be made at a future date.

2) Major Message Point — The Perfect Match/A Strategic Fit
This combination is an excellent match of geography, solutions and people.
Alcatel and Lucent’s products and markets are complementary and will create:
•	A communications leader — #1 in wireline, #2 in wireless and #2 in services

•	A well-diversified, global customer base and a strong position for expansion into emerging markets with a presence in more than 130 countries.
The right time, the right solutions, the right companies.
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The two companies have a shared vision of where networks are going, a shared understanding of customer needs and a shared culture of technical excellence and innovation.
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This merger is a strong geographic match.
•	The combined company is a leader in Western Europe, North America and key developing markets in China, Russia and India

•	While Alcatel gets 14% of its revenues from North America; Lucent gets 66% from North America.

•	And while Alcatel gets 49% of its revenues from Europe, Lucent gets 13% of its revenues from Europe.

•	The combined company will have a balanced global presence with about 34% of revenues coming from North America, 35% coming from Europe, 31% from Asia-Pacific and the rest of the world.

3) Major Message Point — The Changing Landscape
The communications landscape is changing rapidly due to competition, consolidation and convergence (the “3Cs”)
•	Three industry forces — Competition, Consolidation and Convergence — make this combination a logical and prudent course for for both of our companies.

•	Our customers’ competitive landscape continues to undergo tremendous change as the boundaries between the telecom, media and Internet worlds converge. In tandem, equipment suppliers are facing increased competition from large global players where differentiation, pricing and value are all hotly contested in every deal. With this combination, we will be best positioned to help our customers navigate this new landscape and well-positioned to compete more effectively.

•	The industry continues to consolidate and our customers — both the new combinations and existing ones — will benefit from a partner with the scale and scope to design, build and manage their networks to deliver the advanced communications experience that end-users are seeking. That is what this combination will deliver.

•	A new cycle of network transformation is taking place as the lines between wireless, wireline and enterprise networks around the world begin to blur. This introduces the need for convergence to our customers’ plates. Their desire is to deliver converged services seamlessly and securely across a variety of networks and devices. This type of complex industrial change will be well-served by the full breadth of experience and skills that Lucent and Alcatel will be best-positioned to deliver.
The winners in this industry will be defined by the partners who respond most quickly, and with the most agility, to the changing dynamics. This combination gives us a great start.
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We will have leadership [No. 1 or No. 2] in virtually all the major areas that are defining next-generation networks — IMS, 3G mobility, next-generation optical/data convergence, broadband access.
•	Alcatel is a leader in broadband access, IPTV, optical and wireline infrastructure

•	Lucent is a leader in IMS, the architecture for the next generation of networks, with 8 announced customers and 77 ongoing trials for IMS network elements with 16 customers globally.

•	Lucent is the global leader in CDMA wireless networks and spread-spectrum technology

4. Major Message Point — Enhancing Shareowner Value
The strategic combination will create sustainable value for shareholders of both companies.
The earnings and revenue growth potential of this combination is something neither company could achieve on its own.
This transaction provides shareowners:
1. Compelling Strategic Rationale: Creating First True Global Communications Solutions Provider
•	Deep customer relationships with every major service provider

•	Industry leading R&D platform

•	Unparallel ability to offer integrated end-to-end solutions

•	#1 in converged networks
2. Common Vision and Innovation Culture Enables Successful Execution
3. Achieving Significant Synergies and Enhancing Financial Position
•	Approximately [€1.4 / $1.7] billion in annual pre-tax cost synergies within 3 years after merger

•	NPV of cost synergies approximately [€10 / $12] billion

•	Accretive to EPS in first year post closing with synergies, excluding restructuring charges and amortization of intangible assets.
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The merger is about increased scope, scale and growth opportunity for the combined entity. It will have a business and financial model suited for the global opportunities in next-generation networks and services.
The companies have already identified about Euro 1.4 /US$1.7 billion in annual pre-tax cost and expense synergies that are achievable within three years as we combine operations.
•	Synergies are expected to come largely from:
•	leveraging R&D across a larger base

•	optimizing the supply chain and procurement structure

•	consolidating the support functions

•	reducing the combined work force approximately 10%.
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For Lucent shareowners, this merger represents the best approach for the company’s shareowners and employees. It allows Lucent to:
•	give shareowners about 40% of the global leader in convergence

•	profitably grow revenues by gaining broader global market positions

•	have a more diverse, global customer base

•	have a larger scale for funding R&D to gain a distinct time-to-market advantage
For Alcatel shareowners, this merger represents the best approach for the company’s shareowners and employees. It allows Alcatel to:
•	give shareholders about 60% of the global leader in convergence

•	profitably grow revenues by gaining broader global market positions

•	considerably enlarge its position in the US, which is a key market for telecommunication industry

•	have a larger scale for funding R&D to gain a distinct time-to-market advantage

5. Major Message Point — Protecting National Security/Addressing Gov’t Concerns
Lucent and Alcatel will continue to assure the protection of their work for the U.S. government. Moreover, the transaction will take six to twelve months to close, providing ample opportunity for appropriate review, including review by the Committee on Foreign Investment in the U.S.
The transaction is a merger of equals, and involves two publicly traded, widely held companies.
On top of EuroNext, Alcatel has been listed in NYSE since 1992.
The combined company’s CEO will be a U.S. national, and the company will maintain a major presence in the United States.
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The combined company will continue to assure protection of the important work presently performed for the US Government.
•	Both constituent companies already have a long and successful track record involving contracts with the U.S. Government — Alcatel in the non-classified arena and Lucent in both classified and non-classified arenas. Lucent’s premier R&D arm today deals with cross-border issues as part of its global growth and expansion.

•	Today, Bell Labs has advanced research facilities in nine countries, including China, Ireland, Great Britain, Germany, the Netherlands and India. More than 13% of its employees do R&D outside the U.S. (149 of 1145 researchers). Alcatel has international research and innovation centers in 6 countries including France, Germany, China, USA, Canada, Belgium (500 researchers).

•	The combined company will have the industry’s premier R&D capabilities, including BL, with additional financial and technological resources to give it a distinct time-to-market advantage

•	The combined company will form a separate, independent U.S. subsidiary for certain contracts with U.S. government agencies. This subsidiary will be separately managed by a board, to be composed of three independent U.S. citizens acceptable to the U.S. government. This type of structure is routinely used to protect certain government programs in the course of mergers involving non-U.S. parties.
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A recent poll by the Organization for International Investment shows overwhelming public support for “insourcing” transactions such as this one.
•	74 percent of registered voters think foreign direct investment or “insourcing” in the United States is beneficial to the US economy and American workers.
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6. Major Message Point — Customer benefits
Our customers will benefit from a partner with the scale and scope to design, build and manage increasingly complex networks that deliver the most advanced communications experience to the end-user. That is what this combination will deliver with an unparalleled focus on execution, innovation and service for our customers.
The combined company will offer strong benefits to customers that are addressing
•	Most comprehensive R&D portfolio leveraging Bell Labs excellence

•	A leading “end-to-end” communications solutions integrator

•	A leader in major areas defining next generation networks

•	A local partner in every region, yet with global reach

•	Long term strategic partner

7. Major Message Point — Why merge today
The communications industry and these companies have continued to change over the last five years
A few simple truths remain five years later. These companies
•	Have a perfect match of geography, products and people

•	Can produce the scale and scope to gain a competitive advantage

•	Share a vision of the future of networking

•	And can increase long-term shareowner value as a combined entity
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New opportunities have developed that make this combination more logical and potent than ever:
•	Scale and speed to market have become even more critical as competition around the globe has intensified. This combination gives us that advantage in terms of our global footprint and investment dollars for R&D.

•	The importance of a global, multi-vendor services team to address the increased complexity of network integration issues has grown into a critical, growing industry. This combination gives is the largest services and support team in the industry.

•	The IMS standard, which will be at the heart of next-gen networks, necessitates a comprehensive solution and view of the network. Lucent is a leader in IMS and combined with Alcatel will have the most robust portfolio of wireless, wireline and converged products and applications.

•	Delivering on the promise of triple play networks for voice, video and data with new services like IPTV and other blended services over packet networks.
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Competition, consolidation and complexity have intensified. And, both Lucent and Alcatel have each adapted on their own with more streamlined operations, stronger financials and the introduction of innovative solutions for converged services.
We each come to this transaction today from a much stronger position than we did when we explored this option in 2001. Today, we are looking at how to grow this combined company, while in 2001 survival was a major part of both companies’ motivation.
As we look ahead today, we see a sustainable, growing market for our solutions and services, unlike five years ago when we saw a difficult and declining market ahead.

8. Major Message Point — A Merger Built for Growth
This merger is being driven by the opportunity to create more ability for growth, not by a need to rationalize and get smaller.
We hope employees will share our excitement in working for the world’s leading communications solutions provider.
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While there will be job reductions in areas where there is overlap, one of the strengths of this combination is that we have complementary businesses.
After some initial job reductions, this combination should create a growing, global and more stable workplace for our people by building the world’s leading communications solutions provider. We would expect that these combined businesses would enable us to do more for our customers, our investors and our people.
The synergies identified in this merger should impact about 10 percent of the global work force, across the businesses and regions. We will take a fair and balanced approach, conducting a thorough analysis of our global workforce. We will take into account the needs of each business and of each marketplace, to ensure we are best positioned to serve our customers’ needs, while achieving a competitive cost structure. We intend to maintain the appropriate workforce level to do that.
We will try to make personnel decisions quickly and efficiently, and complete the process in 18 months from closing, in accordance with all local rules and regulations.
We recognize the personal pain and hardship any type of layoffs can cause. We will treat the combined company’s employees fairly and with respect, and to communicate clearly and candidly with news on the integration of these businesses.
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We will put the combined organization together with a balanced representation of talented people from both companies.
We will enjoy a significant advantage in the cultural diversity that our global teams will bring to every customer and business problem.
No continent has cornered the market on brainpower, and we will have more engineers and researchers serving our customers in every corner of the world than our competitors.

9. Major Message Point — Respecting and Honoring the Lucent Retirees
We respect the Lucent retirees and their contributions to Lucent’s rich past and foundation.
The pension funds that provide vital income to our retirees remain well-funded under the federally mandated ERISA rules, and will be respected for our retirees consistent with federal requirements.
We have every intention of complying with the laws that govern pensions and pension funding. We have and we will continue to do so.
As we have said, we do not expect to make contributions to our qualified U. S. pension plans in FY06 and FY07.
•	We are unable to provide an estimate of future funding requirements beyond FY07 for U.S. plans. However, based on our actuarial projections, under the current law we believe it is unlikely that any required contributions would have a material effect on our liquidity during Fiscal 2008 through Fiscal 2010.
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In the combined company, we will continue to manage the cost of U.S. retiree healthcare, which remains a national crisis in the United States, and a competitive issue for U.S. companies battling in a global marketplace.
We are always looking at how to balance the needs of Lucent retirees with funding levels that would enable the company to remain a viable competitor. The combined company would continue that approach.
Our goal is to be able to provide access to quality healthcare plans at a level of subsidy for Lucent retirees that the company can afford.
We have had to make difficult decisions the past few years, and will continue to try and strike that balance.
The combined company will take a deep and thoughtful approach to how we will manage this issue both to maintain the combined company’s competitiveness, while respecting the needs of our retirees.
No plans or decisions have been made at this time regarding U.S. retiree healthcare for Lucent retirees.
Lucent currently provides retiree healthcare benefits for approximately 182,000 retirees and dependents.
•	114,000 total retirees, which includes 46,000 management retirees and 68,000 formerly represented retirees

•	68,000 dependents of retirees.
During fiscal 2005, we funded $273 million in retiree healthcare benefits out of operating cash (not the VEBA trusts). In total, we provided retiree health benefits at a cost of $753 million,

which happens to be 8.3% of last year’s Lucent revenue ... a very significant contribution level for a company our size.
Lucent, together with its unions, continues to seek legislative changes that would provide it with more flexibility in how it could fund retiree healthcare obligations using $1.6 billion in excess assets from its pension fund (as of Jan. 1, 2005). If passed, this legislation could enable the company to balance the needs of its retirees with the competitive needs of the business, such as investing in critical areas like R&D and our people.
If Lucent is successful in obtaining the legislative changes, it believes that a majority of its funding requirements for formerly represented retirees could be addressed by using excess assets from its pension funds.
Lucent has and will continue to closely monitor developments in Washington and is continuing lobbying efforts by the company, as well as through various industry groups.
Lucent will continue to meet its retiree healthcare obligations under the current legal guidelines. Beyond that, it is too early to determine how the company would address retiree healthcare, given the pending legislative developments and healthcare costs and practices in general.
The combined company would have to balance its obligations to shareowner’s retirees and current employees by looking for ways to continue managing the costs of healthcare.
SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION
This document contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel’s managements’ future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent’s and Alcatel’s and the combined company’s future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements’ assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent’s Form 10-K for the year ended September 30, 2005 and Alcatel’s Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the US Securities and Exchange Commission. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
In connection with the proposed transaction, Alcatel and Lucent intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the filing by Alcatel with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the “Registration Statements”), which will include a preliminary prospectus and related materials to register the Alcatel American Depositary Shares (“ADS”), as well as the Alcatel ordinary shares underlying such Alcatel ADSs, to be issued in exchange for Lucent common shares, and Lucent and Alcatel plan to file with the SEC and mail to their respective stockholders an Proxy Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Lucent, Alcatel, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Lucent and Alcatel through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.
     Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Lucent’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500.
     Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Alcatel’s Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.
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